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                                                                    EXHIBIT 10.4

                          EXODUS COMMUNICATIONS, INC.

                          ALLIANCE PARTNER AGREEMENT

     This Alliance Partner Agreement (this "Agreement") is made and effective as of Nov. 11, 1999 (the "Effective Date"), by and between Exodus
Communications, Inc., a Delaware corporation ("Exodus"), and USA Video Interactive, a Wyoming corporation ("Alliance Partner").

1.   AUTHORITY

     Subject to the terms and conditions of this Agreement, Exodus hereby authorizes Alliance Partner to (i) demonstrate and market the Exodus Services (as defined below) and (ii) solicit orders for the Exodus Services pursuant to Exodus' standard Services Agreement in the form provided by Exodus to Alliance Partner from time to time and Exodus' then-current price schedules. For purposes of this Agreement, the term "Exodus Services" means Exodus' monthly recurring facilities, bandwidth and managed services listed on Exodus' price lists as of the Effective Date, other than (i) Exodus professional services; (ii) equipment rentals, leases and purchases; (iii) services with non-recurring charges; (iv) services and products which Exodus receives from a third party and is required to pay such third party on a per customer basis, including, but not limited to, telecommunications services and equipment; (v) services provided by subsidiaries and affiliates of Exodus; (vi) any other services identified in writing by Exodus.

2.   ALLIANCE PARTNER OBLIGATIONS

     2.1 Marketing and Solicitation. During the term of this Agreement, Alliance Partner will use its commercially reasonable efforts to (i) market and solicit orders for Exodus Services to Alliance Partner's customers, prospective customers and others; and (ii) cooperate in joint marketing efforts as reasonably requested by Exodus. Alliance Partner shall use and disseminate only current forms of written Exodus sales and promotional materials.

     2.2 Use of Exodus Trademarks. In connection with the performance of its obligations under this Agreement, Alliance Partner may use certain Exodus trademarks as authorized in writing by Exodus from time to time (the "Exodus Marks"). Exodus hereby grants to Alliance Partner a non-exclusive, revocable right during the term of this Agreement to use the Exodus Marks in the performance of Alliance Partner's authorized obligations pursuant to this Agreement. The Exodus Marks may not be used on Alliance Partner's products in any way. Alliance Partner agrees to submit to Exodus, in advance of any proposed use, samples of its use of the Exodus Marks for review. If in the reasonable opinion of Exodus such proposed use is unacceptable, Alliance Partner shall be prohibited from using the Exodus Marks as proposed.

     2.3 Relationship with Exodus. Alliance Partner acknowledges and agrees that the relationship between it and Exodus is that of independent contractors, and nothing in this Agreement shall be construed as making Alliance Partner or any of its employees an employee, partner or representative except as may be expressly provided in this Agreement. Alliance Partner may, however, represent itself as an authorized Exodus Alliance Partner and solicitation agent for Exodus Services. Alliance Partner has neither the express nor implied authority to accept orders from customers on behalf of Exodus nor to enter into or modify contracts, whether oral or written, on behalf of Exodus. Alliance Partner shall not represent that its products or services are affiliated with or endorsed by Exodus.

     2.4 Training. Alliance Partner may participate in the Exodus Alliance Partner Program training activities as may be made available by Exodus from time to time. Except as otherwise agreed to in writing by Exodus, such participation shall be at Alliance Partner's sole cost and expense.

     2.5 Exodus Services Warranties. Alliance Partner shall not make any warranties, representations or statements regarding Exodus Services other than those contained in Exodus' written marketing literature and promotional materials.

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     2.6  Reporting. Alliance Partner will provide written reports to Exodus no later than the last day of each month during the term of this Agreement. Such reports will list the names of all potential customers that Alliance Partner has solicited on behalf of Exodus and will indicate the status of each solicitation.

     2.7 Competitive Activities. Alliance Partner agrees to notify Exodus prior to entering into any agreements with any third parties to provide services similar to those hereunder for such third parties or to assist any third party in activities that are competitive with Exodus Services or Exodus' business.

3.   EXODUS OBLIGATIONS; SOLICITATION FEES

     3.1 Marketing and Solicitation Information. Exodus shall make available to Alliance Partner all pertinent sales and marketing information and assistance, including, but not limited to, current price and data information, sales aids, counseling and assistance, including periodic visits by Exodus sales and marketing personnel.

     3.2 Use of Alliance Partner Trademarks. In connection with the performance of its obligations under this Agreement, Exodus may use the Alliance Partner name and certain other Alliance Partner trademarks, (the "Alliance Partner Marks") (i) on the Exodus Web site to identify Alliance Partner as an authorized Alliance Partner and briefly describe Alliance Partner's business; and (ii) as otherwise authorized in writing by Alliance Partner from time to time. Alliance Partner hereby grants to Exodus a non-exclusive, revocable right during the term of this Agreement to use the Alliance Partner Marks in the performance of Exodus' authorized obligations pursuant to this Agreement. Except for the limited use of the Alliance Partner Marks on the Exodus Web site, Exodus agrees to submit to Alliance Partner, in advance of any proposed use, samples of its use of the Alliance Partner Marks for review. If in the reasonable determination of Alliance Partner any use or proposed use is unacceptable, Exodus shall be prohibited from using the Alliance Partner Marks as proposed.

     3.3 Training. Exodus will conduct, at its expense, initial training for Alliance Partner, and periodic training as deemed reasonably necessary by Exodus.

     3.4 Solicitation Fees. In consideration of the performance of Alliance Partner's obligations under this Agreement, Exodus will pay to Alliance Partner an amount equal to ten percent (10%) of all Exodus Services fees received by Exodus from a Qualified Exodus Customer (as defined below) during the period commencing on the date Exodus first begins providing Exodus Services to a Qualified Exodus Customer and ending on the first (1 st ) anniversary of such date. For purposes of this Agreement, the term "Qualified Exodus Customer" shall mean an Exodus customer (i) who became an Exodus customer as a direct result of Alliance Partner's solicitation of customer on behalf of Exodus, as determined in good faith by Exodus and (ii) has agreed to purchase Exodus Services for a period of not less than one (1) year. Exodus will tender any payments owed Alliance Partner pursuant to this Agreement not later than sixty (60) days after the end of each calendar quarter for applicable Exodus Services fees received from a Qualified Exodus Customer during the quarter. Exodus may offset any monies owed Exodus by Alliance Partner with any solicitation fees Exodus owes Alliance Partner.

     3.5 No Obligation to Provide Services. Nothing in this Agreement shall be construed in any way to require Exodus to provide Exodus Services to any potential customer, whether or not solicited by Alliance Partner pursuant to this Agreement. Exodus reserves the right to determine whether, and under what terms, it will provide Exodus Services to any potential customer.

4.   TERM AND TERMINATION

     4.1  Term. The initial term of this agreement shall be for a period of one
(1) year from the Effective Date and will renew automatically for additional one
(1) year terms unless either party provides the other party written notice at least thirty (30) days prior to the end of the term that such party does not want to renew this Agreement.

     4.2  Termination.

     (a) Either party may terminate this Agreement for convenience at any time by providing thirty (30) days' prior written notice to the other party.

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     (b)  Either party will have the right to terminate this Agreement if: (i)
the other party breaches any term or condition of this Agreement and fails to cure such breach within ten (10) days after written notice of the same; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

     4.3 No Liability for Termination. Neither party will be liable to the other for any termination or expiration of this Agreement in accordance with its terms.

     4.4 Effect of Termination. Upon the effective date of expiration or termination of this Agreement:

     (a) Within thirty (30) days after such expiration or termination, each party will return all Confidential Information (as defined below) of the other party in its possession at the time of expiration or termination and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement; and

     (b) Exodus will continue to tender any solicitation fees owed to Alliance Partner pursuant to the terms and conditions of this Agreement.

5.   CONFIDENTIAL INFORMATION

     5.1 Confidential Information. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, and products, including the terms and conditions of this Agreement ("Confidential Information"). Confidential Information will include, but not be limited to, each party's proprietary software and customer information, and in the case of Exodus will include all non-public information Exodus provides to Alliance Partner. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information.

     5.2 Exceptions. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

6.   NO WARRANTIES; LIMITATION OF LIABILITY

     6.1 No Warranties. EXODUS DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL EXPRESS AND/OR IMPLIED WARRANTIES REGARDING THE EXODUS SERVICES OR ANY MATERIALS PROVIDED BY EXODUS TO ALLIANCE PARTNER PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

     6.2 Limitation of Liability. IN NO EVENT WILL EXODUS BE LIABLE TO ALLIANCE PARTNER OR OTHERS FOR ANY LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

7.   MISCELLANEOUS

     7.1 No Licenses or Transfer of Rights. Except for the limited rights granted herein by Exodus and Alliance Partner relating to use of the Exodus Marks and Alliance Partner Marks, respectively, nothing in this Agreement shall
(i) serve to transfer to Alliance Partner any intellectual property rights in or to the Exodus Services, Exodus Marks or other intellectual property owned or claimed by Exodus; or (ii) serve to transfer to Exodus any

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intellectual property rights in or to the Alliance Partner Marks. As between
Exodus and Alliance Partner, (i) Alliance Partner acknowledges and agrees that Exodus has sole right, title and interest in and to all Exodus Services, Exodus Marks and Exodus intellectual property and rights therein and thereto; and (ii) Exodus acknowledges and agrees that Alliance Partner has sole right, title and interest in and to all Alliance Partner Marks and Alliance Partner intellectual property and rights therein and thereto.

     7.2 Governing Law. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California, United States of America (except that body of law controlling conflicts of law).

     7.3 Arbitration. Any dispute relating to the terms, interpretation or performance of this Agreement (other than claims for preliminary injunctive relief or other pre-judgment remedies) will be resolved at the request of either party through binding arbitration. Arbitration will be conducted in Santa Clara County, California, under the rules and procedures of the Judicial Arbitration and Mediation Society ("JAMS"). The parties will request that JAMS appoint a single arbitrator possessing knowledge of online services agreements; however the arbitration will proceed even if such a person is unavailable.

     7.4 Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet, provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to correct promptly such failure or delay in performance.

     7.5 Severability. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect.

     7.6 Waiver. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

     7.7 Assignment. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, except that this Agreement may be assigned in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets, provided that it notifies such other party at least thirty (30) days prior to the effective date of such event. Any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns.

     7.8 Notices. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party indicated below, or at such other address as may hereafter be furnished in writing by either party hereto to the other. Such notice will be deemed to have been given as of the date it is delivered, mailed or sent by facsimile or overnight courier, whichever is earlier.

Exodus Communications, Inc.           Alliance Partner    USA Video Interactive Corp.
2831 Mission College Boulevard        Address:            70 Essex Street
Santa Clara, CA 95054                                     Mystic, CT  06355
Fax: (408) 346-2206                   Fax:                (860) 572-7753
Attention: Vice President, Finance    Attention:          Edwin Molina
Copy to: General Counsel

     7.9 Entire Agreement; Counterparts. This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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     7.10 Relationship of Parties. Exodus and Alliance Partner are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Exodus and Alliance Partner. Neither Exodus nor Alliance Partner will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided herein

     7.11 Survival. The following provisions will survive any expiration or termination of the Agreement: Sections 2.7, 3.4, 3.5, 4.3, 4.4, 5, 6 and 7.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by causing their duly authorized representatives to sign below as of the day and year first above written.

EXODUS COMMUNICATIONS, INC.          ALLIANCE PARTNER

                                     USA Video Interactive Corp.
                                     -----------------------------------
                                     (name)

Signature: /s/ S. Arif Razvi         Signature: /s/ Anton Drescher
           ----------------------               ------------------------
Print Name: S. Arif Razvi            Print Name: Anton Drescher

Title: Worldwide Program Manager     Title: Chief Financial Officer

2831 Mission College Boulevard       Address: 70 Essex Street
Santa Clara, CA 95054                         Mystic, CT  06355
Phone: (408) 346-2200                Phone:   (860) 572-1560
Fax: (408) 346-2206                  Fax:     (860) 572-7753

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